EXHIBIT 1.04

Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.  THIS WARRANT IS SUBJECT TO THAT CERTAIN SUBSCRIPTION AGREEMENT, DATED AS OF JANUARY 31, 2013, BY AND AMONG THE COMPANY AND THE PURCHASER NAMED THEREIN.

Date of Issuance
January 31, 2013

LASERLOCK TECHNOLOGIES, INC.
WARRANT TO PURCHASE SHARES

Pursuant to that certain Subscription Agreement (“Subscription Agreement”), dated as of January 31, 2013, between LaserLock Technologies, Inc., a Nevada corporation (the “Company”), and VerifyMe, Inc., a Texas corporation (the “Purchaser”), for value received, the receipt and sufficiency of which is hereby acknowledged, this Warrant to Purchase Shares (this “Warrant”) is issued to the Purchaser (and its successors or assigns, the “Holder”) by the Company.  Capitalized terms not defined herein shall have the meaning set forth in the Subscription Agreement.

1.           Purchase of Warrant Shares.

1.1           Number of Warrant Shares.  Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant (such surrender shall be deemed to have been duly made upon Holder’s delivery of the Warrant to the Company by a nationally recognized overnight courier service or by registered or certified mail to the principal office of the Company at the address stated on the signature page hereto under the Company’s name or at such other place as the Company shall notify all Holders in a prior written notice (a “Surrender”)), to purchase from the Company up to 33,333,333 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock” and such shares, “Warrant Shares”).

1.2           Exercise Price.  The exercise price per share (the “Exercise Price”) for Warrant Shares issuable pursuant to this Section 1 shall be equal to twelve cents ($0.12).  The Exercise Price shall be subject to adjustment pursuant to Section 5 and Section 6 hereof.

2.           Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the date that is six (6) months after the date first set forth above and ending at 5:00 p.m. on the Termination Date (as defined below).  “Termination Date” means the date that is five (5) years after the date first set forth above.

3.           Exercise Procedures.

3.1           Method of Exercise.

(a)           Exercise for Cash.  While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may, at its option, exercise, in whole or in part, the purchase rights evidenced hereby, by payment in cash.  Such exercise shall be effected by:

(i)           the Surrender of this Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)           the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

(b)           Cashless Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may, at its option, exercise, in whole or in part, the purchase rights evidenced hereby on a cashless basis, by the Surrender of this Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing) and by canceling a portion of this Warrant in payment of the Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise.  In the event of an exercise pursuant to this Section 3.1(b), the number of Warrant Shares issued to the Holder shall be determined according to the following formula:

X = Y(A-B)
     A

Where:	X =	the number of Warrant Shares that shall be issued to the Holder;
Y =
the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of this Warrant being cancelled in payment of the Exercise Price);

A =	the Fair Market Value (as defined below) of one share of Common Stock; and
B =	the Exercise Price then in effect.

The Fair Market Value per share of Common Stock shall be determined as follows:

(i)           If the Common Stock is listed on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.) as of a date the Holder chooses to exercise this Warrant (an “Exercise Date”), the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the applicable Exercise Date (provided, that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (B)).

(ii)           If the Common Stock is not listed on a national securities exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or another nationally recognized trading system (including Pink OTC Markets, Inc.) as of the applicable Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than ten (10) days after such request, notify the Holder of the Fair Market Value per share of Common Stock and furnish the Holder with reasonable documentation of the Board’s determination of such Fair Market Value.  Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the applicable Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Holder notice of, a determination of the Fair Market Value per share of the Common Stock within fifteen (15) days of a request by the Holder that it do so and (B) the exercise of this Warrant pursuant to this Section 3.1(b) shall be delayed until such determination is made and notice thereof is provided to the Holder.

3.2           Exercise Notice.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is Surrendered to the Company as provided in Section 3.1 above.  At such time, the person or persons in whose name or names any certificate for Warrant Shares shall be issuable upon such exercise as provided in Section 3.3 below shall be deemed to have become the holder or holders of record of Warrant Shares represented by such certificate.

3.3           Issuance of Certificates.  Within five (5) days after the exercise of this Warrant in whole or in part, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Holder, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:

(a)           a certificate or certificates for the number of Warrant Shares to which the Holder shall be entitled, and

(b)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of Warrant Shares called for under Section 1 of this Warrant minus the number of Warrant Shares purchased by the Holder upon all exercises made in accordance with Sections 3.1(a) or (b) above.

3.4           Warrant Registrar; Holder Lists.

(a)           The Company shall maintain an office or agency where the Warrant may be presented for registration of Transfer or for exchange (the “Warrant Registrar”). The Warrant Registrar shall keep a Warrant register and records of the Warrant’s transfer and exchange. The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar” includes any co-Warrant Registrar. The Company may change any Warrant Registrar; provided, however, that it shall provide prior written notice thereof to all Holders before effecting any such change. The Company shall initially act as Warrant Registrar, maintaining such office at the address stated on the signature page hereto.  “Transfer” means any sale, transfer, assignment, hypothecation, pledge or other disposition of any Warrants or Warrant Shares. The exercise of any Warrant in accordance with its terms shall not constitute a Transfer.

(b)           The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.

4.           Covenants of the Company.

4.1           Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, including a distribution to all holders of shares of Common Stock, cash, evidences of indebtedness of the Company or another issuer or other assets (other than any such event for which an adjustment is made pursuant to Section 5) (a “Distribution”), or become a party to any Reorganization in accordance with Section 5.4, then the Company shall give or shall cause to be given to each Holder, at least fifteen (15) days prior to any applicable record date, or fifteen (15) days prior to the date of the event in the case of events for which there is no record date, a written notice specifying (a) the Company’s intent to effect a Distribution or a Reorganization, as the case may be, (b) the record date for such Distribution or Reorganization, if applicable, (c) a description of the amount and type of cash, evidences of indebtedness of the Company or another issuer or other assets to be received by Holders in respect of such Distribution or Reorganization, if applicable, and (d) the date on which such Distribution or Reorganization is expected to be consummated, if applicable.

4.2           Covenants as to Exercise Shares.  The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof by the Company.

4.3           Reservation of Warrant Shares.

(a)           The Company covenants and agrees that it shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Warrant, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of this Warrant.

(b)           The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of Common Stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Warrant on file with the Transfer Agent and with every subsequent transfer agent for any shares of Common Stock issuable upon the exercise of the rights to Common Stock represented by this Warrant. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 7 hereof.

(c)           The Company shall use its best efforts to ensure that there remains a sufficient number of shares of Common Stock that are authorized under its articles of incorporation and unissued to satisfy the Company’s obligations under this Warrant.

5.           Adjustments.

5.1           Adjustments to Exercise Price for Diluting Issuances.

(a)           Special Definitions.  For purposes of this Section 5, the following definitions shall apply:

(i)           “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii)           “Original Issue Date” shall mean the date on which this  Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued).

(iii)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iv)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.1(c) below, deemed to be issued) by the Company after the Original Issue Date, other than:

(1)           shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Original Issue Date;

(2)           shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 5.2 or 5.3 below;

(3)           shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or

(4)           shares issued pursuant to the pre-emptive purchase rights in connection with any subscriptions for the purchase of shares of Common Stock set forth on Schedule 1 hereto, where such subscriptions to purchase shares of Common Stock occurred before the date of this Warrant.

(b)           No Adjustment of Exercise Price.  No adjustment to the Exercise Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 5.1(e)) for such Additional Shares of Common Stock issued or deemed to be issued by the Company is equal to or greater than the Exercise Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.

(c)           Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.

(i)           If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Section 5.1(a)(iv) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of Section 5.1(d) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no adjustment pursuant to this clause (ii) shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (x) the Exercise Price on the original adjustment date or (y) the Exercise Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iii)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Section 5.1(a)(iv) above), the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of Section 5.1(d) below (either because the consideration per share (determined pursuant to Section 5.1(e) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Exercise Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.1(c)(i) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged (as applicable) Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 5.1(d) below, the Exercise Price shall be readjusted to such Exercise Price as would have been obtained had such Option or Convertible Security never been issued.

(v)           No adjustment in the Exercise Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(d)           Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock.  In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.1(c)), without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issue, then the Exercise Price shall be reduced, concurrently with such issue, to the consideration per share received (or the amount contractually obligated to be received) by the Company for such issue or deemed issue of Additional Shares of Common Stock; provided, that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(e)           Determination of Consideration.  For purposes of this Section 5.1, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)           Cash and Property.  Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest;

(2)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(3)           in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(ii)           Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.1(c), relating to Options and Convertible Securities, shall be determined by dividing

(1)           the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

5.2           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Exercise Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.3           Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(a)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

5.4           Adjustment for Reorganization.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.2 or 5.3) (collectively, a “Reorganization”), then, the Company shall take all action necessary to have adequate provision made so that, following such Reorganization, the Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization.

5.5           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 5, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, as promptly as reasonably practicable after the written request at any time of the Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Holder a certificate setting forth (i) the Exercise Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

6.           Consequences for Late Filing and Registration.  If, pursuant to the Registration Rights Agreement, dated as of the date hereof, between the Company and the Purchaser, the Purchaser has demanded that the Company file and make effective a registration statement with the Securities and Exchange Commission (“SEC”) as set forth therein, then, in accordance with the consequences set forth in Article 4 of the Registration Rights Agreement, the following adjustments to the Exercise Price shall apply:

6.1           If the Company has not filed the registration statement with the SEC by the later of (a) two (2) months after the date such registration demand has been made under the Registration Rights Agreement, and (b) six (6) months after the Original Issue Date (such date, the “Filing Date”), then,

(x) beginning on the day following the Filing Date, the applicable Exercise Price shall be reduced by $0.01, (y) until the Company has filed the registration statement with the SEC, on each subsequent one (1) month anniversary of the Filing Date, the applicable Exercise Price shall be reduced by $0.01.

6.2           Notwithstanding anything to the contrary in this Section 6, the Exercise Price may not be reduced below the par value of the shares of Common Stock underlying the Warrants.

7.           No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8.           No Stockholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Subscription Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9.           Assignment and Transfer.

9.1           Assignment. This Warrant (and any securities issued upon exercise of this Warrant) may be Transferred by a Holder thereof, fully or partially, to (a) any entity or person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Holder at any time without notice, consent or obligation to deliver any opinion of counsel, or (b) any other entity or person, in each case subject to all applicable federal and state securities laws, including any applicable registration requirements under the Securities Act if 1933, as amended, and in each case provided that the transferee entity or person executes a written agreement and delivers it to the Company pursuant to which such entity or person agrees to be bound by all the provisions hereof. Subject to the preceding sentence, the transferee will be required to agree to become (x) subject to all of the terms and provisions of this Warrant applicable to Holders and (y) execute the Assignment Form in form attached hereto.  Within five (5) days after the Company’s receipt of an executed Assignment Form in the form attached hereto and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer, the transfer shall be recorded on the books of the Company upon the Surrender of this Warrant, properly endorsed, to the Company at its principal offices.  In the event of a partial transfer, the Company shall issue to the new Holders one or more appropriate new Warrants in respect of the partial transfer.

9.2           Transfer and Exchange of Warrants. Upon written request by a Holder and such Holder’s compliance with the provisions of this Section 9, the Warrant Registrar shall register the Transfer or exchange of Warrants. Prior to such registration of Transfer or exchange, the requesting Holder shall present or Surrender to the Warrant Registrar the Warrants duly endorsed or accompanied by a written instruction of Transfer in form reasonably satisfactory to the Warrant Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(a)           Legend. The following legend, in substantially the following form, shall appear on the face of all issued Warrants and/or Warrant Shares as appropriate (and all Warrants and Warrant Shares issued in exchange therefor or substitution thereof):

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.  THIS WARRANT IS SUBJECT TO THAT CERTAIN SUBSCRIPTION AGREEMENT, DATED AS OF JANUARY 31, 2013, BY AND AMONG THE COMPANY AND THE PURCHASER NAMED THEREIN.”

(b)           Removal of Private Placement Legend. When any Warrants or Warrant Shares shall have been registered under the Securities Act, and such Warrants or Warrant Shares have been sold pursuant to such registration or pursuant to Rule 144 under the Securities Act, the Holder of such Warrant or Warrant Shares shall be entitled to exchange, as the case may be, the Warrant Certificate representing such Warrants for a Warrant Certificate, or a certificate representing such Warrant Shares for a new certificate, in each case not bearing the legend required by Section 9.1(a).

(c)           General Provisions Relating to Transfers and Exchanges. To permit registrations of Transfers and exchanges, the Company shall execute Warrants upon the Warrant Registrar’s request.

(i)           All Warrants issued upon any registration of Transfer or exchange of Warrants shall be duly authorized, executed and issued warrants for Common Stock, entitled to the same benefits under the Warrants Surrendered upon such registration of transfer or exchange.

(ii)           Prior to due presentment for the registration of a transfer of any Warrant, the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and the Company shall not be affected by notice to the contrary.

(d)           Replacement Warrants. If any mutilated Warrant is Surrendered to the Company or the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue a replacement Warrant. In connection with any such loss of a Warrant, the Company may request an indemnity reasonably satisfactory to it (it being understood that the written affidavit of loss of a Holder or any of its affiliates shall be a sufficient indemnity) to protect the Company from any loss that it may suffer if a Warrant is replaced. The Company may charge for its expenses in replacing a Warrant. Every replacement Warrant is an additional warrant of the Company and shall be entitled to all benefits equally and proportionately with all other Warrants duly issued hereunder.

(e)           Cancellation. The Company at any time may deliver Warrants to the Warrant Registrar for cancellation. The Company shall forward to the Warrant Registrar any Warrants Surrendered to it for registration of Transfer, exchange or exercise. The Warrant Registrar, and no one else, shall cancel all Warrants Surrendered for registration of Transfer, exchange, exercise, replacement or cancellation and shall destroy canceled Warrants (subject to any applicable record retention requirements of the Exchange Act). Certification of the destruction of all canceled Warrants shall be delivered to the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Registrar for cancellation.

10.           Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

11.           Successors and Assigns.  The terms and provisions of this Warrant and the Subscription Agreement shall inure to the benefit of, and be binding upon, the Company and the Holders and their respective successors and assigns.

12.           Titles and Subtitles.  The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Subscription Agreement.

14.           Amendments and Waivers.  This Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought, or by the Company and the Holder.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

15.           Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(signature follows)

IN WITNESS WHEREOF, each of the undersigned has executed this Warrant as of the date first written above.

The Company:	LaserLock Technologies, Inc.

/s/ Norman Gardner
	Name:	Norman Gardner
	Title:	Chief Executive Officer

	Address:	837 Lindy Lane
Bala Cynwyd, PA 19004
	Fax:	(610) 668-2771

The Holder:	VerifyMe, Inc.

/s/ Claudio Ballard
	Name:	Claudio Ballard
	Title:	President

	Address:	205 Linda Drive
Daingerfield, TX 75638
	Fax:	(212) 661-2146

[Signature Page to Warrant]

NOTICE OF EXERCISE

LASERLOCK TECHNOLOGIES, INC.

Attention:  Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐ _____________ shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

☐ exercise the attached Warrant on a cashless basis with respect to _____________ Warrant Shares.

HOLDER:

Date:	By:

Address

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: ________________________

Holder’s
Signature: _____________________________________

Holder’s
Address: ______________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

Schedule 1

Pre-Emptive Purchase Rights

None.